iShares Trust

Screen #2 attachment for funds beyond series 99

157        ISHARES MSCI ALL PERU CAPPED INDEX FUND            N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://us.ishares.com/library/docs/semiannual_reports.htm